EXHIBIT 99.1

TOR Minerals Announces Warrants Exercise

Generates $2.7 Million in Net Proceeds

CORPUS CHRISTI, Texas, December 13, 2011 - TOR Minerals International (Nasdaq: TORM), a producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced that it has received $2,650,000 in cash proceeds from the exercise of warrants that were previously issued in connection with a private placement completed during October of 2008.  In total, warrants to purchase a total of 265,000 common shares were exercised at a strike price of $10 per share.

Included in the group of investors who have exercised warrants were four board members: David A. and Douglas M. Hartman, Bernard A. Paulson, and Thomas W. Pauken, who exercised warrants to purchase a total of 180,000 shares.

"TOR has made a remarkable improvement in financial performance during the past two years and is well positioned to continue to benefit from new product introductions, improving efficiencies, tight cost controls, as well as favorable market dynamics," said Bernard A. Paulson, Chairman of the Board of Directors of TOR Minerals.  "This warrant exercise will further strengthen the balance sheet and provide greater flexibility to address future opportunities."

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg,
Three Part Advisors, LLC
817 310-0051